Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-276243

Prospectus Supplement
(To Prospectus Dated October 8, 2024)

CAPTIVISION INC.

Primary Offering of up to

24,204,341 Ordinary Shares

Secondary Offering of up to

38,200,001 Ordinary Shares

11,950,000 Warrants to Purchase Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated October 8, 2024 (the “Prospectus”), relating to, among other things, (i) the resale by certain selling securityholders listed in the section of the Prospectus entitled “Selling Securityholders” of an aggregate of 38,200,001 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Captivision Inc. (“us,” “we,” “Captivision” or the “Company”), (ii) the offer and sale by the Company of up to 23,449,990 Ordinary Shares that are issuable upon the exercise of warrants of the Company, each exercisable at $11.50 for one Ordinary Share and (iii) 754,351 Ordinary Shares for issuance upon cash exercise of Converted Options (as defined in the Prospectus) . The Company will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on January 16, 2025, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒       Form 40-F ☐

Results of Annual General Meeting

On January 10, 2025, Captivision Inc. (the “Company”) reconvened its annual general meeting of shareholders (the “Annual Meeting”) at 9:00 a.m. Central Time at the offices of Paul Hastings LLP, located at 600 Travis Street, Fifty-Eighth Floor, Houston, Texas 77002 and via live audio webcast at the following address https://www.virtualshareholdermeeting.com/CAPT2024. The Annual Meeting was originally convened on December 13, 2024, at 9:00 a.m. Central Time, adjourned to and reconvened on January 7, 2025, at 9:00 a.m. Central Time due to lack of quorum and further adjourned to January 10, 2025, at 9:00 a.m. Central Time due to lack of quorum.

At the close of business on November 13, 2024, the record date for determining the holders of ordinary shares of the Company (“Ordinary Shares”) entitled to receive notice and vote at the Annual Meeting, there were 32,369,512 Ordinary Shares issued and outstanding, each entitled to one vote. At the start of the Annual Meeting, there were present in person or by proxy shareholders holding 466,865 Ordinary Shares, representing 1.44% of the Ordinary Shares outstanding and entitled to vote at such meeting.

The Company’s Amended and Restated Memorandum and Articles of Association (the “Articles”) state that no business shall be transacted at any general meeting of shareholders unless a quorum is present. A quorum is holders of one-third of the Ordinary Shares outstanding present in person or by proxy and entitled to vote. As such, there was not a quorum present at the Annual Meeting. However, the Articles provide that if a quorum is not present within thirty minutes of the time appointed for such an adjourned meeting, then the shareholders present in person or by proxy shall constitute a quorum. At the end of such thirty minutes, a quorum was not present, and thereafter, the shareholders present in person or by proxy constituted a quorum for the Annual Meeting.

The final voting results for each resolution submitted to a vote of shareholders at the Annual Meeting are as follows:

1. Re-election of Directors

Mr. Hafeez Giwa and Ms. Jessica Thomas were re-elected to serve on the Board of Directors (the “Board”) of the Company, each to serve as a Class I director of the Company until the Company’s 2027 annual general meeting.

For	Against	Abstain	Broker Non-Vote
462,766	3,348	751	0

2. Ratification of Auditor

It was approved to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.

For	Against	Abstain
464,140	1,474	1,251

Resignation of Directors

On January 13, 2025, Michael B. Berman submitted his resignation as a member of the Board and as Chair of the Audit Committee of the Board, effective immediately. Mr. Berman’s resignation was not a result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

On January 15, 2025, Betty W. Liu submitted her resignation as a member of the Board and as Chair of the Compensation Committee of the Board, effective immediately. Ms. Liu’s resignation was not a result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Captivision Inc.

By:	/s/ Gary R. Garrabrant
Name:	Gary R. Garrabrant
Title:	Chief Executive Officer

Date: January 16, 2025

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